Exhibit 14(b)



                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the captions "Financial Highlights" and "Experts" in the Proxy Statement/Prospectus of Legg Mason Total Return Trust, Inc. and Legg Mason American Leading Companies Trust, dated April, 2001, "Financial Highlights---ALC" in the Primary Class Shares Prospectus, dated July 31, 2000, and the Institutional Class Shares Prospectus, dated January 21, 2001, and "Financial Statements" in the Statement of Additional Information of Legg Mason American Leading Companies Trust, dated January 21, 2001, and to the incorporation by reference in this Registration Statement (Form N-14) of Legg Mason Investors Trust, Inc., of our report dated May 3, 2000, included in the Legg Mason American Leading Companies Trust 2000 Annual Report to shareholders.

ERNST & YOUNG LLP

Philadelphia, Pennsylvania
February 20, 2001